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                                                                    EXHIBIT 11.1

                       FIRST ALERT, INC. AND SUBSIDIARIES

         Calculation of Shares Used In Determining Net Income Per Share

                                                  Three Month Period Ended
                                                  -------------------------
                                                  March 30,        March 31,
                                                    1997             1996
                                                 ----------       ----------
Weighted average common shares outstanding       24,183,116       24,043,116
Weighted average common share equivalents
     outstanding during the period computed in
     accordance with the treasury stock method      263,927          582,213
                                                 ----------       ----------
Total weighted average shares outstanding        24,447,043       24,625,329
                                                 ==========       ==========